UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 26, 2017

CALLAWAY GOLF COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10962	95-3797580
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2180 Rutherford Road

Carlsbad, California 92008-7328

(Address of Principal Executive Offices, Including Zip Code)

(760) 931-1771

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

As previously reported, Callaway Golf Company (the “Company”) owns a minority interest in Topgolf International, Inc., doing business as Topgolf Entertainment Group (“Topgolf”), consisting of common stock and various classes of preferred stock. On December 26, 2017, Topgolf announced that it had completed a private placement led by Fidelity Management and Research Company (the “Fidelity Investment”), in which the Company invested an additional $20.0 million. This additional investment increased the Company’s investment in Topgolf to $70.5 million on a cost basis. After the Fidelity Investment, the Company estimates that it currently owns approximately 14% of Topgolf.

Following the completion of the Fidelity Investment, the Company estimates that the fair value of its Topgolf shares is currently approximately $290 million. This fair value estimate is based solely upon the valuations and pricing in connection with the Fidelity Investment, and assumes that all Topgolf common shares and all series of preferred shares would be valued equivalently. No discount was attributed to the fair value estimate for any preferred terms, including any shareholder, governance, or other rights provided to the holders of the various series of preferred stock, and no premium was attributed to this fair value estimate for any incremental value that might apply in the case of a change in control transaction (e.g. an initial public offering or sale of Topgolf). The Company’s Topgolf shares are illiquid and there is no assurance that the Company could sell its shares for the estimated fair value, or at all, or that all classes of Topgolf shares would receive equivalent value upon a sale or other liquidation. Further, this estimate represents the fair value as of a point in time immediately after the Fidelity Investment. The future value of the Company’s Topgolf shares may differ materially from this estimate. The future fair value of Topgolf can be affected by many factors, including the availability of interested and willing buyers, the performance of the Topgolf business, including the number of new Topgolf sites opened, Topgolf’s capital structure, potential future dilution, and private and public equity market valuations and market conditions. In the absence of the Fidelity Investment, it would not have been practicable for the Company to estimate the fair value of its Topgolf shares. In the absence of another transaction indicative of fair value, the Company does not anticipate that it will be practicable on a cost-benefit basis to estimate the fair value of its Topgolf shares in the future.

Forward-Looking Statements:

Statements used in this report that relate to future plans, events or circumstances, including statements relating to the future fair value of Topgolf, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those estimated or anticipated as a result of certain known and unknown risks and uncertainties or changed circumstances. For additional information concerning the risks and uncertainties that could affect these statements, see Item 7.01 above as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: December 26, 2017	By:	/s/ Brian P. Lynch
	Name:	Brian P. Lynch
	Title:	Senior Vice President, Chief Financial Officer, General Counsel and Corporate Secretary